Exhibit 10.38

Addendum #5 To The Lease Dated on or about July 1, 2011

By and Between Condiotti Enterprises, Inc. (“Lessor”) And

Ultragenyx Pharmaceutical Inc. (“Lessee”)

Lessor and Lessee are parties to that certain Lakepoint Business Park Standard Lease dated on or about July 1, 2011 and amended by that certain Addendum One dated on or about July 1, 2011, that certain Addendum Two dated on or about March 7, 2012, and that certain Addendum #3 effective February 12, 2014, pursuant to which Lessee leases from Lessor the entire space on the first and second floors of the building located at 60 Leveroni Court, Novato, California and Addendum #4 effective March 13, 2015 which adds the entire space at 52 Leveroni Court and which together constitute the Lease.

Now, therefore, the parties do wish to amend the Lease further as follows:

94. Subject to the Terms of the Lease, there shall be added to the existing Premises occupied by Lessee (43,517sf±comprising the entire Building located at 60 Leveroni Court, and 20,343±sf comprising the entire Building located at 52 Leveroni Court, both in Novato, California) (the “Existing Space”) approximately 10,408sf±, comprising the first floor of the Building located at 68 Leveroni Court. The Existing Space, the 52 Expansion Space and this additional space at 68 Leveroni Court (the “68 Expansion Space”) are collectively referred to herein as the “Entire Premises”.

95. The Term for the 68 Expansion Space shall commence on May 1, 2015 and expire on April 30, 2019, unless extended in accordance with the Terms of the Lease.

96. The Anniversary Date for the Entire Premises shall be May 1st for the purposes of the annual Base Monthly Rent increase, subject to the Terms of the Lease.

97. Effective May 1, 2015 Initial Base Monthly Rent for the 52 Expansion Space shall be $14,571.20.

98. Thereafter, Base Monthly Rent for the Entire Premises shall be increased annually, effective May 1 of each year, in accordance with the Terms of the Lease.

99. Lessee shall take the 68 Expansion Space in “As-Is” condition.

100. Lessee shall not incur Base Monthly Rent for the period of early access, which shall commence upon full execution of this Addendum #5 and extend through April 30, 2015, but Lessee shall remain responsible for the prompt and timely payment of all utilities and other expenses incurred in connection with the early access to the 68 Expansion Space including Operating Expenses as detailed in Section 9 of the Lease.

101. Lessor shall deliver the 68 Expansion Space with all Building Systems in good working condition.

102. Lessee shall have exclusive use of up to 38 unreserved and unassigned parking spaces on the property.

103. This 68 Expansion Space shall be eligible for the Options to Extend as included in Section 51 of the Lease and subject to those same Terms.

104. Each party to this Addendum #5 represents  and agrees that no commissions or fees of any kind have been incurred in relation to or as a result of this Addendum  #5 and, further, any such commission  or fee so related shall be borne by the party incurring it.

105. Except as expressly modified by this Addendum #5 the Lease shall remain in full force and effect.

Agreed to this 7th day of April, 2015.

Lessee	Lessor

/s/ Emil Kakkis	/s/ Jan Warz

Emil Kakkis, President and CEO	Jan Warz, Vice President and COO

Ultragenyx Pharmaceutical Inc.	Condiotti Enterprises, Inc.